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                               [KPMG LETTERHEAD]


                                                                      EXHIBIT 16

May 13, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

KPMG LLP ("KPMG") was previously the principal accountants for ORBCOMM Global, L.P. ("ORBCOMM" or the "Company") and two of its affiliates, ORBCOMM USA, L.P. ("ORBCOMM USA") and ORBCOMM International, L.P. ("ORBCOMM International"), and under date of March 30, 1999 we reported on the financial statements of the Company, as of and for the years ended December 31, 1998 and 1997. On April 22, 1999 we resigned as the Company's principal accountants. We have read the Company's statements included in Item 4 of its Form 8-K dated April 29, 1999 ("Item 4") and we agree with those statements, except as follows:

The third paragraph of Item 4 purports to describe a disagreement between the Company and KPMG concerning the Company's accounting for certain contracts with international service providers and "certain fees" paid by those service providers. Item 4 states that the Company proposed to recognize revenue from these fees "on the occurrence of certain events." KPMG believes that a more accurate and complete description of the disagreement is as follows. Under the Company's contracts with its international service providers, a provider typically pays the Company an up-front fee at the time the contract is signed, and also pays the Company a percentage of the provider's revenues over the life of the contract, which is usually ten years. The Company proposed to record as revenue, at the time each such contract was signed and certain other events had occurred, the entire amount of the up-front payment from the service provider. KPMG disagreed with that proposal and advised the Company that in this situation generally accepted accounting principles ("GAAP") require the up-front fee to be recognized as revenue ratably over the life of the contract. The Company ultimately adopted the accounting treatment for these contracts which conformed with GAAP.

Very truly yours,

/s/ KPMG LLP